Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 15, 2018 relating to the consolidated financial statements of Green Bancorp, Inc. and subsidiaries appearing in the Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

Houston, Texas
July 23, 2018